NOTICE TO PARTICIPANTS IN THE
UNITED RETAIL GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN
RELATING TO THE TENDER OFFER FOR
UNITED RETAIL GROUP, INC. COMMON STOCK
September 25, 2007
Dear Plan Participant:
     As you may know, United Retail Group, Inc. (“United Retail”) has entered into an agreement and plan of merger providing for the acquisition of United Retail by Redcats USA, Inc. (“Redcats”). In accordance with the agreement and plan of merger, Redcats, through its wholly owned subsidiary, Boulevard Merger Sub, Inc. (“Offeror”), has commenced a tender offer to purchase all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights), of United Retail, at a purchase price of $13.70 per share, net to seller in cash, without interest thereon (and less any required withholding taxes), upon the terms and subject to the conditions explained in the enclosed Offer to Purchase, dated September 25, 2007, and related Letter of Transmittal (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”). The Offer describes the tender offer in detail, including the conditions that must be satisfied or waived before Offeror will purchase shares in the Offer.
     These materials are being sent to you because your account balance under the United Retail Group Inc. Employee Stock Purchase Plan (the “Plan”) includes a position in shares of United Retail common stock (“your Plan Shares”), and you have the right to direct the Administrator of your Plan Shares, Computershare Trust Company, N.A. (“Computershare”), as to whether or not to tender your Plan Shares. This letter and the enclosed materials explain the terms and conditions of the Offer and your right to direct Computershare as to whether or not to tender your Plan Shares. You should read all this information carefully. You may tender all or any portion of your Plan Shares.
     The number of shares of United Retail common stock held in your Plan account as of September 17, 2007, is shown on the enclosed green Tender Offer Instruction Form. Note that the number of shares of United Retail common stock held in your Plan account may now be different and may change by the time your Plan Shares are tendered.
     In order to give your directions to Computershare, you should complete the enclosed green Tender Offer Instruction Form and mail it to Computershare in the enclosed envelope. Your Tender Offer Instruction Form must be received by Computershare no later than 5:00 p.m. Eastern Time on Friday, October 19, 2007. In the event that the expiration date for the Offer (currently 12:00 midnight Eastern Time on Tuesday, October 23, 2007) is extended, the deadline for Computershare’s receipt of your completed Tender Offer
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Instruction Form will be extended so as to end at 5:00 p.m. Eastern Time two business days prior to the new expiration date. If your fully completed Tender Offer Instruction Form is not received by Computershare by the deadline specified above, Computershare will not tender your Plan Shares. If you sign, date and return the enclosed Tender Offer Instruction Form but do not check any box on the form, Computershare will treat your Tender Offer Instruction Form as not providing any instruction regarding the Offer and will not tender your Plan Shares.
     If you own shares of United Retail common stock only through the Plan, you should not complete the Letter of Transmittal included in the materials related to the Offer. If you own shares of United Retail in addition to your Plan Shares, you should complete the Letter of Transmittal only with respect to those non-Plan Shares. The Letter of Transmittal cannot be used to tender your Plan Shares. (Only Computershare can tender your Plan Shares.)
     By instructing Computershare to tender your Plan Shares, you are instructing the Plan to surrender those shares for cash in connection with the Offer. If the sale is completed, the cash proceeds (less any applicable taxes) will be distributed to your address of record.
     As explained more fully in the Offer, you may withdraw shares that you have previously instructed Computershare to tender before the Offer has expired and, if your Plan Shares have not been accepted for payment by October 23, 2007, you may withdraw them at any time after October 23, 2007 until your Plan Shares are accepted for payment. To revoke an instruction to tender your Plan Shares before the Offer has expired, Computershare must receive your withdrawal instruction no later than 5:00 p.m. Eastern Time on Friday, October 19, 2007 (subject to extension in the event that the expiration date for the Offer is extended as described above). Your withdrawal of your Plan Shares will be treated as an instruction not to tender your Plan Shares. This mailing relates only to shares of United Retail common stock held in your Plan account. If you own other shares of United Retail common stock outside the Plan, you should receive a separate mailing relating to those shares and you should use the Letter of Transmittal to give instructions with respect to those shares.
     Instructions to tender shares of United Retail common stock held in Plan accounts will be received and tabulated by Computershare. Computershare will not report or reveal your individual tender instructions to any directors, officers, or employees of United Retail, except as required by law.
     If you have any questions about the Offer or the completion of the Tender Offer Instruction Form, please contact MacKenzie Partners, Inc. at 1-800-322-2885.
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UNITED RETAIL GROUP INC. EMPLOYEE STOCK PURCHASE PLAN
Tender Offer Instruction Form
     I hereby acknowledge receipt of the accompanying letter and materials relating to the Offer. I have reviewed such information regarding the Offer as I believe necessary and hereby direct Computershare Trust, N.A. (“Computershare”) as Plan Administrator of shares of United Retail common stock held in the United Retail Group, Inc. Employee Stock Purchase Plan (the “Plan”), as follows (Check one of the following):
__ Tender all of the shares of United Retail common stock allocated to my account under the Plan.
__ Do not tender any of the shares of United Retail common stock allocated to my account under the Plan.
__ Tender                      (specify number) shares of United Retail common stock allocated to my account under the Plan and do not tender the balance of any such shares allocated to my account*
* If the number of shares of United Retail common stock allocated to your account on the day your shares are tendered is less than the number you specify, all of the shares allocated to your account under the Plan will be tendered. If the number of shares of United Retail common stock allocated to your account on the day your shares are tendered is greater than the number you specify, the number you specify will be tendered and the remainder will be treated as if you had instructed the Trustee not to tender them.

Signature:

Print Name:

Date:

Social Security No.:

     I understand that if I sign, date and return this instruction form, but do not provide Computershare with specific instructions, Computershare will treat this instruction form as not providing any instruction to Computershare regarding the Offer and that Computershare in that circumstance will not tender my shares held under the Plan.
     THIS TENDER OFFER INSTRUCTION FORM MUST BE RECEIVED BY COMPUTERSHARE TRUST COMPANY, N.A. NO LATER THAN 5:00 P.M. EASTERN TIME ON FRIDAY, OCTOBER 19, 2007. PLEASE MAIL THIS TENDER OFFER INSTRUCTION FORM TO COMPUTERSHARE IN THE ENCLOSED ENVELOPE.

By Mail:	By Overnight Courier:

Computershare	Computershare
Corporate Actions	Corporate Actions
P.O. Box 43014	250 Royall Street
Providence, RI 02940-3014	Canton, MA 02021
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